EXHIBIT 99.1

MULTIMEDIA GAMES HOLDING COMPANY, INC.	PRESS RELEASE
For more information contact:	Richard Land
Adam Chibib	James Leahy
Chief Financial Officer	JCIR
Multimedia Games Holding Company, Inc.	212-835-8500 or mgam@jcir.com
512-334-7500

MULTIMEDIA GAMES’ FIRST QUARTER REVENUE INCREASES 27%
TO $44.3 MILLION; EBITDA RISES 31% TO $21.4 MILLION

- Deploys 1,162 New Revenue Units, Including 644 for Sale Units
and a 518 Unit Net Addition to Installed Base -

- Raises Fiscal 2013 Revenue, EBITDA and Diluted EPS Guidance -

AUSTIN, Texas, January 30, 2013 – Multimedia Games Holding Company, Inc. (Nasdaq: MGAM) (“Multimedia Games” or the “Company”) today reported operating results for its fiscal 2013 first quarter ended December 31, 2012, as summarized in the table below:

Summary of 2013 Q1 Results
(In millions, except per-share and unit data)

	Three Months Ended December 31,
	2012	2011
Revenue	$44.3	$34.8
EBITDA(1)	$21.4	$16.3
Operating income (2)	$11.4	$3.8
Net income (2) (3)	$7.1	$5.8
Diluted earnings per share (2) (3)	$0.24	$0.21
Pro-forma diluted earnings per share (4)	$0.24	$0.12

New units sold	644	408

Domestic participation installed units:
Average	10,942	9,506
Quarter-end	11,188	9,633

(1)
EBITDA is defined as net income before net interest expense, income taxes, depreciation, amortization and accretion of contract rights. A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.

(2)
Operating income, net income and diluted earnings per share for the three month period ended December 31, 2012, reflects a change in the depreciable lives for the Company’s gaming operations equipment as described in the last paragraph of “Summary of Fiscal 2013 First Quarter Operating Results” below.

(3)
Net income and diluted earnings per share for the three month period ended December 31, 2011, includes a one-time tax benefit totaling $1.0 million, or $0.04 per fully diluted share, and a gain on the sale of used equipment back to the original manufacturer totaling $0.9 million, or $0.03 per diluted share.

(4)
Pro-forma diluted earnings per share for the three month period ended December 31, 2011, reflects the following adjustments; (i) a tax expense rate of 37.2%, the effective tax rate for the fiscal 2013 first quarter, which results in a $0.10 per diluted share reduction from reported results; (ii) the elimination of the one-time $0.03 per diluted share benefit related to the sale of used equipment to the original manufacturer; and, (iii) the Company’s estimated $0.04 benefit to fully diluted earnings per share related to the change in depreciable lives of its gaming operations equipment (which is described in more detail below).

	Three Months Ended December 31,
	2012	2011
As reported (2) (3)	$0.24	$0.21
Pro-forma at 37.2% tax rate	—	(0.10)
Gain on sale of used equipment to original manufacturer	—	(0.03)
Normalize depreciation, net of tax	—	0.04
Pro-forma EPS (4)	$0.24	$0.12

Patrick Ramsey, President and Chief Executive Officer of Multimedia Games, commented, “Our strong start to fiscal 2013 reflects a continuation of the momentum we built throughout fiscal 2012 in expanding our total addressable market and developing attractive, differentiated games and themes that address our customers’ needs and player preferences. Revenues of over $44 million in the first quarter of fiscal 2013 represent the highest quarterly revenue we have generated since the March 2006 quarter. The domestic installed base rose 5% on a quarterly sequential basis and by over 16% compared to the year ago period and we achieved another record quarter of unit sales across 17 states. Our operating leverage continues to improve, and as a result, growth in both operating income and EBITDA outpaced our 27% year-over-year increase in revenue.

“TournEvent®, our award-winning slot tournament system, represented approximately 46% of our total units sold in the quarter and as of December 31, 2012, is installed at 137 casinos nationwide. When in tournament mode, this proprietary product instantly creates an engaging atmosphere, creating a buzz that frequently results in higher slot floor traffic and increased floor-wide revenue performance for our customers. We are further leveraging this product’s success with a first-of-its-kind nationwide TournEvent of Champions® promotional event that will culminate with a national final in Las Vegas in September.

“Gaming operations remains a key driver of our overall business and represents a stable and growing foundation for our long-term growth. During the fiscal 2013 first quarter, our installed base of participation games eclipsed 11,000 units as we grew the number of our High Rise Games® by nearly 61% and further diversified our installed base with over 75% of our unit growth coming from markets outside of Oklahoma. Over the last two quarters we have added over 1,000 recurring revenue units to our domestic installed base which helped drive the fiscal 2013 first quarter gaming operations revenues to our highest levels since the September 2008 quarter.”

Ramsey concluded, “We are excited by the progress made to date in fiscal 2013. Our games are clearly resonating with players as evidenced by their enhanced performance in a highly competitive marketplace, while customer demand in both existing and new markets continues to grow. We currently address approximately 45% of the domestic slot market and expect to begin serving the Nevada market in the second half of fiscal 2013, which will expand our total addressable market to approximately 65%. Additionally, assuming receipt of all regulatory approvals, we expect to begin serving New Jersey, Pennsylvania and Illinois within the next 24 months. We believe our entry into these markets combined with our established momentum in unit sales and installed base growth provides a foundation for continued growth.”

Summary of Fiscal 2013 First Quarter Operating Results
Multimedia Games’ fiscal 2013 first quarter revenue rose 27.3%, or $9.5 million, to $44.3 million, compared to revenue of $34.8 million in the fiscal 2012 first quarter. Fiscal 2013 first quarter revenue primarily consisted of approximately $30.0 million from gaming operations and approximately $14.0 million from gaming equipment and system sales, compared with $24.9 million in revenue from gaming operations and $9.6 million from gaming equipment and system sales in the year-ago period.

Gaming operations revenue in the fiscal 2013 first quarter grew 20.4% year over year to $30.0 million, reflecting continued growth in both the Company’s installed base of participation units and the revenue per day performance of those units. During the quarter, Multimedia Games grew its base of participation games by 518 units, or approximately 4.9%, on a quarterly sequential basis, with growth coming from all major domestic markets served by the Company including Oklahoma, Louisiana, Washington, New York and California. Multimedia Games’ domestic installed base increased 1,555 units, or 16.1%, year over year to 11,188 units. Included in the quarter-end participation base were 318 High Rise Games premium participation units deployed outside of Oklahoma, an increase of 120 units, or 60.6%, on a quarterly sequential basis. Revenues from Multimedia Games’ New York Lottery business totaled $3.8 million for the quarter, an increase of 17.8% over the prior-year period. More modest growth is expected for the remainder of fiscal 2013 reflecting the one year anniversary of the opening of Resorts World in October 2012.

Gaming equipment and system sales in the fiscal 2013 first quarter increased 46.0% to $14.0 million, from $9.6 million in the prior-year period. During the quarter, the Company recorded revenue of $12.0 million related to the sale of 644 new units and $1.3 million in revenue related to parts and equipment sales, compared to $7.5 million in revenue related to the sale of 408 new proprietary units and $1.5 million related to parts and equipment sales in the year-ago period. Louisiana, which benefited from a sale of 150 new units to a single customer’s new facility, Washington and Florida were Multimedia Games’ top three markets for product sales, representing approximately 52% of total unit sales. In all, the Company sold units into 17 states in its fiscal 2013 first quarter, with the order for 150 units for a new casino opening in Louisiana representing the Company’s largest sales order in several years. There was $0.7 million and $0.6 million of deferred revenues for the sale of player stations and systems in a prior-year period recognized in the fiscal 2013 and fiscal 2012 first quarter periods, respectively.

Other revenue, primarily comprised of service revenue, was approximately $0.3 million in both the fiscal 2013 and 2012 first quarters.

Total operating expenses for the fiscal 2013 first quarter rose $1.9 million, or 6.0%, year over year to $32.9 million. Total cost of goods sold increased by $2.3 million, driven primarily by an increase in the number of units sold and an increase in the Company’s installed base of participation units reflecting the Company’s expansion into more states. Selling, general and administrative (“SG&A”) expenses rose 5.5%, or $0.6 million, to $11.3 million, primarily reflecting higher benefit costs and non-cash stock compensation costs associated with higher headcount totals versus the prior year. SG&A expenses for the fiscal 2013 and fiscal 2012 first quarter periods include non-cash stock compensation costs of approximately $0.9 million and $0.6 million, respectively. Depreciation and amortization declined to $8.0 million from $9.7 million in the prior-year period primarily reflecting a change in the depreciable lives for gaming operations equipment from 36 months to 48 months as described below. Research and development expense of $4.2 million compares to $3.5 million in the prior-year period and reflects Multimedia Games’ ongoing initiative to develop innovative and differentiated gaming content that delivers a high-value player entertainment experience.

Reflecting the strong year-over-year revenue growth in the fiscal 2013 first quarter as well as improved operating margins and the change in the depreciable lives of the Company’s gaming operations equipment, operating income rose by $7.6 million to $11.4 million and operating margins improved to 25.8% in the quarter compared to 10.9% in the year-ago period. For the fiscal 2013 first quarter, Multimedia Games reported net income of $7.1 million, or $0.24 per diluted share, compared to net income of $5.8 million, or $0.21 per diluted share, in the fiscal 2012 first quarter. Net income and diluted earnings per share for the fiscal 2013 first quarter reflect a tax expense rate of 37.2% while net income and diluted earnings per share in the prior-year period reflect a tax benefit rate of 20.6%.

Effective October 1, 2012, Multimedia Games has moved from a 36-month depreciable life for its installed base of gaming operations equipment to a 48-month depreciable life. The end of Fiscal 2012 marked the third-year anniversary of the introduction of the Company’s award-winning wide body dual video cabinet, and management is now confident that its products have a useful life in excess of three years. Additionally, the change to the depreciable lives is now consistent with the standard used by the majority of the gaming equipment suppliers in the industry and is consistent with the current age of the Company’s equipment in the field. The change lowers total depreciation expense, therefore increasing operating income, net income and diluted earnings per share, but does not impact EBITDA, a non-GAAP financial metric commonly used in the gaming industry.

Balance Sheet
Multimedia Games ended the quarter with $73.3 million in cash and net cash (total cash in excess of debt) of $40.9 million, versus net cash of $40.5 million and $17.7 million as of September 30, 2012, and December 31, 2011, respectively. The fiscal 2013 first quarter represents the sixteenth consecutive quarter Multimedia Games has grown net cash or reduced net debt. Capital expenditures in the fiscal 2013 first quarter were $12.7 million compared to $8.0 million a year ago, primarily reflecting the Company’s continued investment in the expansion and maintenance of its installed base.

During the fiscal 2013 first quarter, Multimedia Games entered into a development agreement with its largest customer that will add approximately 150 expansion units at the Winstar World Resort in

Oklahoma. The Company made its first installment payment of $3.3 million in December 2012, with the second installment payment of $3.2 million due in the current quarter. Multimedia Games expects to record initial revenues from these units in its fiscal 2013 fourth quarter.

In the first quarter of fiscal 2013, the Company repurchased 145,000 shares of its common stock at an average price of $13.95 per share, excluding commissions, for total consideration of approximately $2.0 million. As of December 31, 2012, the Company had approximately $38.0 million remaining under its existing $40.0 million share repurchase authorization which was announced in November 2012. Since December 2010, the Company has repurchased approximately 2.4 million of its common shares.

Adam Chibib, Chief Financial Officer, commented, “Multimedia Games entered fiscal 2013 with strong operating momentum which continues today. Our strong financial foundation allows the Company to invest in new product development, expand our total addressable market, grow our base of recurring revenue placements and return capital to shareholders through share repurchases. We ended the first quarter of fiscal 2013 with $73.3 million in cash and net cash of $40.9 million, representing a $63.7 million improvement in our net cash position since the end of fiscal 2010. Going forward, we expect to remain profitable and grow cash balances while investing in the long-term growth of our business. Based on our strong operating performance in the first quarter, we are raising our fiscal 2013 revenue, EBITDA and diluted EPS guidance.”

Updated Fiscal 2013 EPS Outlook
Reflecting the strong financial performance in the first fiscal quarter of 2013, Multimedia Games is raising its guidance for fiscal 2013. The Company now forecasts fiscal 2013 revenues in the range of $174.2-$177.1 million, representing approximately 12%-13% year over year total revenue growth. The revised revenue growth forecast assumes a 17%-27% year-over-year increase in unit sales as well as continued quarterly sequential increases in the domestic installed base. The current unit sales and installed base growth forecast for fiscal 2013 includes an expectation for a measured level of initial unit deployments into Nevada beginning in the second half of the fiscal year.

Revised Fiscal 2013 Guidance
(In millions, except per-share)

Twelve Months Ended September 30, 2013
	Revised Guidance	Original Guidance, as adjusted(1)	Original Guidance(2)
Revenue	$ 174.2-177.1	$ 165.6-170.2	$ 165.6-170.2
EBITDA	$ 81.0-84.0	$ 76.6-79.2	$ 76.6-79.2

Diluted earnings per share	$ 0.79-0.84	$ 0.74-0.79	$ 0.60-0.65

(1)
Represents Company guidance for fiscal 2013 provided on November 15, 2012, with diluted earnings per share guidance adjusted to reflect a 48-month depreciation schedule for Multimedia Games’ gaming operations units.

(2)	Represents Company guidance for fiscal 2013 provided on November 15, 2012, which reflected a 36-month depreciation schedule for Multimedia Games’ gaming operations units.

The Company now expects to generate EBITDA, a non-GAAP financial measure, of $81.0-$84.0 million in fiscal 2013, representing growth of approximately 14%-18% over total fiscal 2012 EBITDA of $71.1 million.

Finally, the Company currently expects its fiscal 2013 tax rate will be in the range of 36%-40% compared to its fiscal 2012 full year effective tax rate benefit of 11.4%. As a result of the expected increase in revenues for the year, the expansion of operating margins and the change in the depreciable lives of certain gaming operations assets described above, Multimedia Games now expects to report fiscal 2013 diluted earnings per share (“EPS”) of $0.79-$0.84, representing a year-over-year increase of approximately 16%-24% over fiscal 2012 diluted EPS as adjusted for the new depreciation schedule and when applying a 38% tax rate (the mid-point of the Company’s expected tax rate for fiscal 2013) for fiscal 2012.

	Fiscal 2012	Revised Fiscal 2013 Guidance
EPS Reconciliation:		Low	High
As reported	$0.96
Pro-forma at 38% tax rate	(0.42)
Impact of depreciation, net of tax	0.14	—	—
Adjusted, Pro-forma EPS	$0.68	$0.79	$0.84

Multimedia Games cautions that market dynamics are constantly changing and as such, actual results could vary materially from the expectations noted above based on various factors, such as changes in the Company’s markets, operations, regulatory requirements, and its estimates and assumptions. See the risk factors in our publicly-filed Form 10-K’s and subsequent filings and other items as more fully described in the section below titled “Cautionary Language.”

2013 First Quarter Conference Call and Webcast
Multimedia Games is hosting a conference call and webcast today, January 30, 2013, beginning at 9:00 a.m. ET (8:00 a.m. CT). Both the call and the webcast are open to the general public. The conference call number is 720-545-0001 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at http://ir.multimediagames.com/events.cfm. Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location at http://ir.multimediagames.com/events.cfm.

Non-GAAP Financial Measures
See definitions of EBITDA, net cash position and pro-forma diluted earnings per share included in the discussion of Non-GAAP financial measures below.

About Multimedia Games Holding Company, Inc.
Through its wholly owned subsidiary, Multimedia Games Holding Company, Inc. (“Multimedia Games”) develops and distributes gaming technology. The company is a creator and supplier of comprehensive systems, content and electronic gaming units for Native American gaming markets, as well as for commercial casinos and charity and international bingo markets. Revenue is primarily derived from gaming units in operation domestically and internationally installed on revenue-sharing arrangements. Multimedia Games also supplies the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York. The company is focused on pursuing market expansion and new product development for Class II, Class III and VLT markets. Additional information may be found at www.multimediagames.com.
Cautionary Language
This press release contains forward-looking statements based on Multimedia Games' current expectations and projections, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words "believe", "expect", "continue", "intend", "plan", "seek", "estimate", project", "may", or the negative or other variations thereof or comparable terminology as they relate to Multimedia Games and its products, plans, and markets are intended to identify such forward-looking statements. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of Multimedia Games, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia Games' performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of Multimedia Games to maintain strategic alliances; increase its unit placements, installations or installed-base; grow revenue; garner new market share; secure new licenses in new jurisdictions; successfully develop or place proprietary product; comply with regulations; or have its games approved by relevant jurisdictions. Please refer to the Company’s most recent Form 10-K and subsequent filings with the Securities and Exchange Commission for a further discussion of risks and uncertainties. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. Multimedia Games expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED BALANCE SHEETS As of December 31, 2012 and September 30, 2012 (In thousands, except share and per-share amounts)
	December 31,	September 30,
ASSETS	2012	2012
CURRENT ASSETS:
Cash and cash equivalents	$73,295	$73,755
Accounts receivable, net of allowance for doubtful accounts of $303 and $266, respectively	23,895	17,503
Inventory	8,105	7,083
Current portion of notes receivable, net	5,904	8,024
Deferred tax asset	8,248	8,248
Prepaid expenses and other	5,032	6,837
Total current assets	124,479	121,450
Property and equipment and leased gaming equipment, net	63,912	57,924
Intangible assets, net	36,738	37,664
Long-term portion of notes receivable, net	5,217	733
Deferred tax asset, less current portion	2,235	2,418
Value added tax receivable, net of allowance of $714 and $722, respectively	2,728	3,511
Other assets	2,140	2,275
Total assets	$237,449	$225,975

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long‑term debt	$3,700	$3,700
Accounts payable and accrued liabilities	33,488	30,192
Federal and state income tax payable	849	—
Deferred revenue	268	483
Total current liabilities	38,305	34,375
Long‑term debt, less current portion	28,675	29,600
Long term deferred tax liability	6,320	6,320
Other long‑term liabilities	555	660
Total liabilities	73,855	70,955
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding	—	—
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 36,595,010 and 36,296,027 shares issued, and 28,337,541 and 28,183,549 shares outstanding, respectively	366	363
Additional paid‑in capital	110,905	107,751
Treasury stock, 8,257,469 and 8,112,478, respectively, common shares at cost	(64,073)	(62,048)
Retained earnings	116,396	109,283
Accumulated other comprehensive loss, net	—	(329)
Total stockholders’ equity	163,594	155,020
Total liabilities and stockholders’ equity	$237,449	$225,975

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS For the Three Months Ended December 31, 2012 and 2011 (In thousands, except per-share amounts) (Unaudited)
	Three Months Ended December 31,
	2012	2011
REVENUES:
Gaming operations	$29,974	$24,901
Gaming equipment and system sales	14,004	9,593
Other	324	301
Total revenues	44,302	34,795

OPERATING COSTS AND EXPENSES:
Cost of gaming operations revenue(1)	3,186	2,926
Cost of equipment and system sales	6,185	4,158
Selling, general and administrative expenses	11,343	10,748
Research and development	4,181	3,478
Amortization and depreciation	7,964	9,690
Total operating costs and expenses	32,859	31,000
Operating income	11,443	3,795

OTHER INCOME (EXPENSE):
Interest income	170	453
Interest expense	(296)	(372)
Other income	10	919
Income before income taxes	11,327	4,795
Income tax benefit (expense)	(4,214)	987
Net income	$7,113	$5,782

Basic earnings per common share	$0.25	$0.21
Diluted earnings per common share	$0.24	$0.21
Shares used in earnings per common share:
Basic	28,329,996	27,265,844
Diluted	30,016,924	28,108,576

(1)
Cost of revenue excludes depreciation and amortization of gaming equipment, content license rights and other depreciable assets, which are included separately in the amortization and depreciation line item.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended December 31, 2012 and 2011

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:	(In thousands)
Net income	$7,113	$5,782
Adjustments to reconcile net income to cash provided by operating activities:
Amortization and depreciation	7,964	9,690
Accretion of contract rights	1,953	1,896
Share-based compensation	860	554
Other non-cash items	1,175	447
Interest income from imputed interest	(146)	(418)
Deferred income taxes	183	—
Changes in operating assets and liabilities	(4,534)	(4,028)
NET CASH PROVIDED BY OPERATING ACTIVITIES	14,568	13,923
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and leased gaming equipment	(12,654)	(8,012)
Acquisition of intangible assets	(2,066)	(1,404)
Advances under development and placement fee agreements	(3,262)	—
Repayments under development agreements	3,607	2,361
NET CASH USED IN INVESTING ACTIVITIES	(14,375)	(7,055)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options, warrants and related tax benefit	2,297	3,098
Principal payments of long‑term debt	(925)	(925)
Purchase of treasury stock	(2,025)	(1,884)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(653)	289
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	—	(122)
Net increase (decrease) in cash and cash equivalents	(460)	7,035
Cash and cash equivalents, beginning of period	73,755	46,710
Cash and cash equivalents, end of period	$73,295	$53,745

Reconciliation of U.S. GAAP to Non-GAAP measures:
This press release and accompanying schedules provide certain information regarding (i) EBITDA, (ii) net cash position and (iii) pro-forma diluted earnings per share, all of which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, or above in this release for pro-forma diluted earnings per share, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define (i) EBITDA as net income before net interest expense, income taxes, depreciation, and amortization and accretion of contract rights, (ii) net cash position as cash and cash equivalents less long-term debt, and (iii) pro-forma diluted earnings per share reflects the following adjustments: a tax expense rate of 37.2%; the elimination of the one-time benefit related to the sale of used equipment to the original manufacturer; and, the Company’s estimated impact of the change in depreciable lives of its gaming operations equipment. EBITDA, net cash position and pro-forma diluted earnings per share are not recognized financial measures under GAAP, but we believe that each is useful in measuring our operating performance. We believe that the use of the non-GAAP financial measure EBITDA enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance. We believe that the non-GAAP measures of net cash position and pro-forma diluted earnings per share provide useful information to investors as each enhances the overall understanding of our operating performance.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	For the Three Months Ended December 31,
	2012	2011
	(in thousands)
Net income	$7,113	$5,782
Add back:
Amortization and depreciation	7,964	9,690
Accretion of contract rights(1)	1,953	1,896
Interest expense (income), net	126	(81)
Income tax expense (benefit)	4,214	(987)
EBITDA	$21,370	$16,300

1)	“Accretion of contract rights” relates to the amortization of intangible assets for development projects. These amounts are netted against revenues in the Consolidated Statements of Operations.

Net Cash Position

	As of December 31, 2012	As of September 30, 2012
	(in thousands)
Cash and cash equivalents	$73,295	$73,755
Less:
Long-term debt	(32,375)	(33,300)
Net cash	$40,920	$40,455

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